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                                                                    Exhibit 23.2


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1991 Stock Incentive Plan of Seagate Technology, Inc. of our report dated July 9, 1997, except for the second paragraph of the Business Litigation note as to which the date is July 24, 1997, the third paragraph of the Stock Option Plans note as to which the date is July 29, 1997, and the Subsequent Events note as to which the date is August 15, 1997, incorporated by reference in its Annual Report (Form 10-K) for the year ended June 27, 1997, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP
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Ernst & Young LLP
San Jose, California
November 11, 1997